Exhibit 5.1

June 14, 2012

Gas Natural Inc.

1 First Avenue South

Great Falls, Montana 59401

Re:       Secondary Public Offering of Common Stock

Ladies and Gentlemen:

We have acted as counsel to Gas Natural Inc., an Ohio corporation (the “Registrant”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-3, Registration Number 333-175683 (as subsequently amended, the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”). The Registration Statement relates to the sale by Richard M. Osborne, as Trustee of the Chowder Trust dated February 24, 2012 (the “Selling Shareholder”), of up to 800,000 shares of the Registrant’s common stock, par value $0.15 per share (the “Shares”). We have acted as counsel to the Registrant in connection with the preparation and filing of the Registration Statement. Capitalized terms used herein and not otherwise defined have the meanings attributed to them in the Registration Statement.

In connection herewith, we have examined and relied upon the original or a copy, certified to our satisfaction, of: (i) the Articles of Incorporation and the Code of Regulations of the Registrant; (ii) resolutions of the Board of Directors of the Registrant authorizing the Registration Statement and related matters; (iii) the Registration Statement; (iv) the prospectus forming a part of the Registration Statement; and (v) such other documents and instruments as we have deemed necessary for the expression of the opinion herein contained.

We have assumed the genuineness of all signatures, the authenticity, completeness, accuracy and due authorization of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as certified or photostatic copies. We have made such investigations of law as we deemed appropriate for rendering the opinions expressed below. As to various questions of fact material to the opinions, we have relied, to the extent we deem appropriate, upon representations or certificates of officers or directors of the Registrant and upon documents, records and instruments furnished to us by the Registrant and the Selling Shareholder, without independently checking or verifying the accuracy of such documents, records and instruments.

One Cleveland Center 20th Floor 1375 East Ninth Street Cleveland, OH 44114- 1793 216.696.8700 www.kjk.com
Cleveland And Columbus

Based upon and subject to the foregoing, we are of the opinion that the Shares to be sold by the Selling Shareholder have been duly authorized and, when issued by the Registrant to the Selling Shareholder, were legally issued, fully paid and non-assessable.

This opinion is given as of the date hereof. We assume no obligation to update or supplement this opinion to reflect any facts or circumstances which may hereafter come to our attention or any changes in laws which may hereafter occur.

This opinion is strictly limited to the matters stated herein and no other or more extensive opinion is intended, implied or to be inferred beyond the matters expressly stated herein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus forming a part of the Registration Statement. In giving such consent, we do not admit that we come within the category of persons whose consent is required by Section 7 of the Act or the rules and regulations of the Commission thereunder.

Sincerely,

/S/ KOHRMAN JACKSON & KRANTZ P.L.L.

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